Exhibit 99.10
Schedule A
Board of Directors and Executive Officers
No person contained on this Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years.
No person contained on this Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws during the last five years.
SK Telecom Co., Ltd.:

Name	Address	Office	Principal Occupation	Citizenship
Man Won Jung	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	President, Chief Executive Officer and Representative Director of SK Telecom Co., Ltd.	President, Chief Executive Officer and Representative Director	Korea

Sung Min Ha	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Director and Head of Mobile Network Operations Business	President, Mobile Network Operations Business of SK Telecom Co., Ltd.	Korea

Jae-won Chey	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Chairman of the Board of Directors of SK Telecom Co., Ltd.	Vice President & Chief Executive Officer of SK Holdings Co., Ltd.	Korea

Hyun Chin Lim	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Independent Non-executive Director	Dean, College of Social Science, Seoul National University	Korea

Dal Sup Shim	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Independent Non-executive Director	Visiting Research Fellow, Institute for Global Economics	Korea

Name	Address	Office	Principal Occupation	Citizenship
Rak Young Uhm	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Independent Non-executive Director	Visiting Professor Graduate School of Public Administration, Seoul National University	Korea

Jay Young Chung	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Independent Non-executive Director	Professor, Graduate School of Business Administration, Sung Kyun Kwan University	Korea

Jae Ho Cho	SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Independent Non-executive Director	Professor of Finance, College of Business Administration, Seoul National University	Korea
Helio, Inc.:

Name	Address	Office	Principal Occupation	Citizenship
Kyong-Mok Cho	c/o SK Holdings 99 Seorin-dong Jongro-gu Seoul 110-728 Korea	Director	Senior Vice President, Head of Financial Strategy & Management Office, SK Holdings Co., Ltd.	Korea

Sky D. Dayton	c/o SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Director	Entrepreneur	US

Jin Woo So	c/o SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Director	President, Global Management Service of SK Telecom Co., Ltd.	Korea

Sung Won Suh	c/o SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Director	Executive Vice President, Head of Convergence & Internet Strategy/Planning, SK Telecom Co., Ltd	Korea

Wonhee Sull	c/o SK Telecom Co., Ltd. 11 Euljiro 2-ga Jung-gu Seoul 100-999 Korea	Director and President	President	Korea